EXHIBIT 23



                        CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1996 Long-Term Incentive Plan of Bally Total Fitness Holding Corporation and in the Registration Statement (Form S-8) pertaining to the Bally Total Fitness Holding Corporation Employee Stock Purchase Plan of our report dated February 17, 1998, with respect to the consolidated financial statements and schedule of Bally Total Fitness Holding Corporation included in the Annual Report (Form 10-K/A) for the year ended December 31, 1997.


ERNST & YOUNG LLP
Chicago, Illinois
April 21, 1998